EXHIBIT (h)(15)

ADDENDUM NO. 14 TO THE REVISED AND RESTATED

TRANSFER AGENCY AGREEMENT

This Addendum dated as of the 24th day of September, 2008, is entered into between NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank (the “Transfer Agent”).

WHEREAS, The Trust and the Transfer Agent have entered into a Revised and Restated Transfer Agency Agreement dated as of January 8, 1993, Addendum No. 1 dated July 1, 1993, Addendum No. 2 dated March 25, 1994, Addendum No. 3 dated January 22, 1997, Addendum No. 4 dated April 22, 1997, Addendum No. 5 dated January 27, 1998, Addendum No. 6 dated March 31, 1998, Addendum No. 7 dated October 5, 1999, Addendum No. 8 dated March 1, 2001, Addendum No. 9 dated July 31, 2001, Addendum No. 10 dated October 30, 2001, Addendum No. 11 dated August 20, 2003, Addendum No. 12 dated February 17, 2006 and Addendum No. 13 dated May 9, 2008 (the “Transfer Agency Agreement”), pursuant to which the Trust appointed the Transfer Agent to act as transfer agent with respect to each Class of shares in the Diversified Assets Portfolio, Government Portfolio, Tax-Exempt Portfolio, Government Select Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short Bond Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Global Tactical Asset Allocation Portfolio (formerly, the Balanced Portfolio), International Growth Portfolio, International Equity Index Portfolio, Small Company Growth Portfolio, Municipal Portfolio, Mid Cap Growth Portfolio, Core Bond Portfolio, Liquid Assets Portfolio, Prime Obligations Portfolio and Large Cap Index Portfolio; and

WHEREAS, the Trust is establishing the Treasury Portfolio (the “Portfolio”), and it desires to retain the Transfer Agent under the terms of the Transfer Agency Agreement to act as transfer agent for the Portfolio, and the Transfer Agent is willing to so act;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Transfer Agent as transfer agent with respect to the Portfolio on the terms and for the periods set forth in the Transfer Agency Agreement. The Transfer Agent hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Transfer Agency Agreement for the compensation therein provided.

2. Capitalized Terms. From and after the date hereof, the term “Current Portfolios” as used in the Transfer Agency Agreement shall be deemed to include the Treasury Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transfer Agency Agreement.

3. Miscellaneous. Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

All signatures need not appear on the same copy of this addendum.

NORTHERN INSTITUTIONAL FUNDS

Attest:	/s/ Diane Anderson	By:	/s/ Lloyd A. Wennlund
		Name:	Lloyd A. Wennlund
		Title:	President

THE NORTHERN TRUST COMPANY

Attest:	/s/ Diane Anderson	By:	/s/ Eric Schweitzer
		Name:	Eric Schweitzer
		Title:	Senior Vice President